SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):          JUNE 4, 2004
                                                  ------------------------------

                          ADVANCED MEDIA TRAINING, INC.
                          -----------------------------
               (Exact name of issuer as specified in its charter)

                                    DELAWARE
                                    --------
                 (State or other jurisdiction of incorporation)

                               000-5033395-4810658
                               -------------------
            (Commission File Number)(IRS Employer Identification No.)

                 17337 VENTURA BOULEVARD, SUITE 208, ENCINO, CA     91316
                   (Address of principal executive offices)       (Zip Code)

                                 (818) 784-0040
              (Registrant's telephone number, including area code)

                              ADVANCED MEDIA, INC.
          (Former Name or Former Address, if Changed Since Last Report)

         Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):


         |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 5.01        CHANGES IN CONTROL OF REGISTRANT.
                 --------------------------------

         On June 4, 2004, Mr. Buddy Young, principal shareholder of Registrant, a director of Registrant and Registrant's Chief Executive Officer and Chief Financial Officer, entered into a Note Satisfaction and Conversion Agreement with Enhance Biotech, Inc. ("EBOI"). Prior to June 4, 2004, EBOI was indebted to Mr. Young in the principal amount of $25,000, plus interest. At the same time, EBOI owned 750,000 shares of Registrant's common stock. Pursuant to the agreement described above, EBOI agreed to transfer all 750,000 shares it owned in Registrant to Mr. Young and EBOI's shareholders of record at July 15, 2004 in exchange for Mr. Young's forgiveness of all amounts due and owing on the note. The 750,000 shares will be issued to EBOI shareholders of record at the conversion rate of one (1) share of Registrant for every five hundred (500) shares of EBOI stock held as at the record date, with no EBOI shareholder to receive less than one hundred (100) shares.

         As a result of this transaction, EBOI reduced its ownership interest in Registrant to zero from 39.07% and as a result, commencing on June 4, 2004, was no longer an affiliate of Registrant. At the same time, Mr. Young increased his ownership interest in Registrant to 88.15% from 52.09%.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      ADVANCED MEDIA TRAINING, INC.
                                      A Delaware corporation (Registrant)



Date: August 25, 2003                 By: /s/ Buddy Young
                                         ---------------------------------------
                                          BUDDY YOUNG, Chief Executive
                                            Officer



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